FOR IMMEDIATE RELEASE

         SPACEDEV SUBSIDIARY LODGES AN $8 MILLION OFFERING IN AUSTRALIA
       AUSTRALIA PICKED FOR ASIAN REGION MICROSAT & SPACE PLANE SALES AND
                                MARKETING THRUST

POWAY, Calif.--February 27, 2001--SpaceDev Inc. (OTCBB: SPDV), the world's first publicly-traded commercial space exploration and development company today announced that its new subsidiary, SpaceDev Australia, has lodged a prospectus with the Australia Securities & Investments Commission for a maximum of $8 million (AU)--about $4.6 million (US). The SpaceDev Australia offering will not be available to U.S. investors.

The SpaceDev subsidiary has allied with the newly formed Space Projects Australia, which will share in the offering proceeds. After fees and splitting the gross proceeds, SpaceDev expects to net up to an estimated $2.6 million
(US), based on current exchange rates.

SpaceDev intends to use part of its share of the proceeds to open the SpaceDev Australia office in Sydney, Australia as a base to expand its sales and marketing efforts in Australia and throughout the Asian region. SpaceDev intends to partner with one or more established Australian space companies for microsatellite assembly and testing activities using SpaceDev micro-satellite designs and subsystems, and to initiate an intern program to identify outstanding Australian space engineering students as potential future employees. SpaceDev satellite subsystem products include an innovative miniature S-band transponder weighing about one pound (0.5 kg) and a small, low power, high-speed space-qualified single board computer based on the Motorola MPC 750 processor.

Additional uses of the proceeds include international sales and marketing related to the proposed commercial lunar mission that grew out of the collaboration between SpaceDev and Boeing last year, additional design and analysis on SpaceDev hybrid rocket motors targeted for potential use in manned sub-orbital space tourism and package delivery applications, and a significant expansion of SpaceDev's general domestic sales, marketing and lobbying capabilities. The lunar orbiter, supported by corporate sponsors, would feature a live, real time stream of unique HDTV views of the moon's surface beamed back for TV, cable, Internet and Pay per View packaging.

"This offering is intended to provide SpaceDev with new working capital with minimal dilution of current SPDV shareholders," said SpaceDev CFO Charlie Lloyd. SPDV issued 889,000 shares of SPDV common stock to SpaceDev Australia as part of its initial funding. Mr. Lloyd went on to explain that, "The deal calls for SpaceDev Australia to distribute the SPDV shares as an immediate dividend to the Australian investors, who will receive one share of SpaceDev stock for every ten shares of SpaceDev Australia purchased as part of a basket of investor benefits. In addition, SpaceDev Australia and Space Projects Australia are required to distribute twenty percent of net operating profits after taxes as periodic cash dividends to the shareholders of SpaceDev Australia."

As a result of the initial funding of SpaceDev Australia, SpaceDev issued SPDV stock at an equivalent of approximately $2.15 (US) per share. SPDV closed at $0.875 the day before lodgment of the offering. All shares issued by SpaceDev to SpaceDev Australia were issued pursuant to Regulation S.

"SpaceDev has a fifteen year vision to help make space happen, and this is another important step in that direction. We think this is a great deal for all parties. SpaceDev gets a relatively inexpensive infusion of working capital for an important expansion of our domestic and international sales and marketing efforts, and to accelerate development of new affordable space products, while giving the Australian investors a mix of benefits," said Jim Benson, SpaceDev Chairman and CEO.

Space Projects Australia has announced its intentions to improve parts of the Woomera launch range it has recently received approval to lease, in expectation of future sounding rocket and orbital launches, and for possible use by commercial sub-orbital space planes.

ABOUT SPACEDEV: SpaceDev offers fixed-price package delivery for science instruments and technology demonstrations to earth orbit, deep space and to other planetary bodies. SpaceDev designs and sells small, affordable Earth-orbiting commercial and research satellites. The company is currently designing inexpensive orbital transfer vehicles and secondary payload micro-kick motors. In 1998, SpaceDev acquired intellectual property rights to hybrid sounding rocket, motor, and launch vehicle designs and test data produced by the American Rocket Company (AMROC). SpaceDev offers low-cost commercial missions and spacecraft for lunar orbiters, Mars orbiters and probe carriers, and asteroid rendezvous and landers. SpaceDev's sale of these turnkey, fixed-price, commercial products is a leading-edge innovation for the space industry. Established in 1997, SpaceDev's corporate offices are located near San Diego in Poway, California.

FOR MORE INFORMATION CONTACT CHARLIE LLOYD (858.375.2030) OR JIM BENSON (858.375.2020)

FORWARD-LOOKING STATEMENTS. The foregoing press release includes forward-looking statements concerning the company's business and future prospects and other similar statements that do not concern matters of historical fact. Forward-looking statements in this press release relating to product development, business prospects and development of a commercial market for technological advances are based on the company's current expectations. The company's current expectations are subject to all of the uncertainties and risks customarily associated with new business ventures including, but not limited to, market conditions, successful product development and acceptance, competition and overall economic conditions, as well as the risk of adverse regulatory actions. The company's actual results may differ materially from current expectations. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or for any other reason.
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